Exhibit 10.11
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of November 1, 2006, by and between Kaltura, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and Ron Yekutiel (the "Consultant").
WHEREAS, the Company desires to retain the services of the Consultant, as an independent contractor, to provide certain consulting services (collectively, "Services"), and the Consultant wishes to furnish such Services, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein contained, the parties agree as follows:
1.Term and Termination. This Agreement shall commence on November 1, 2006 and shall continue in force for a period of two (2) years. Thereafter, the term of this Agreement may be renewed upon the mutual agreement of the parties.
Notwithstanding the foregoing this agreement shall be terminated upon the first to occur of the following:
(i)By the Company:
(A)For Cause (as defined herein);
(B)Without Cause upon ninety (90) days' written notice.
(ii)By the consultant, upon notice to the Company, provided, that the Consultant will give at least sixty (60) days' prior written notice of his intention to terminate his services hereunder.
Definition of "Cause". For purposes of this Agreement, "Cause" shall include (i) a continuing failure by the Consultant to render services to the Company in accordance with his herein designated duties, and such failure of performance continuing for a period of more than sixty (60) days after written notice thereof has been provided to Consultant by the Board of Directors; (ii) court judgment declaring willful misconduct or gross negligence by Consultant; (iii) Consultant's conviction of a felony, either in connection with the performance of his obligations to the Company, or otherwise, which shall have adversely affected his ability to perform the obligations defined herein, or which shall have material adverse effect on the business activities, reputation, goodwill or image of the Company; (iv) willful disloyalty, deliberate dishonesty, breach of fiduciary duty or material breach of the terms of this Agreement; (v) a court judgment finding the Consultant guilty of an act of fraud, embezzlement; or (vi) deliberate disregard of the rules or policies of the Company which results in material loss, damage or injury to the Company; or (vii) the breach by Consultant of any of the provisions of Section 5, 6 or 7 hereof.
2.Scope of Services
2.1The Services. The Consultant shall act as the chief executive officer of the Company and shall provide such Services to the Company and/or any subsidiary as shall be directed by the Company's board of directors. The Consultant shall be employed on a full-time basis, and shall devote all his work time in order to discharge the responsibilities assigned to the Consultant hereunder..
2.2Independent Contractor Status. The Company and the Consultant agree that the Consultant is an "independent contractor." This Agreement shall not be construed to create any relationship of employment, association, partnership or joint venture between the Company and the Consultant, nor shall it be construed to create any relationship other than that of principal and independent contractor between the Company and the Consultant. The Consultant is not an employee of the Company, and the Company shall not be obligated to treat the Consultant as an employee. This agreement does not require exclusivity on behalf of the Consultant, and the consultant may advise other companies, as long as those companies are not in direct competition with the Company, and as long as the Consultant is not in conflict of interest during his work with the Company.
3.Remuneration
3.1.1Consulting Fee. The consulting fee will be $6,000 per month for the term of this Agreement. In addition the Consultant shall receive the cash value of monetary benefits allocated to Michal Tsur and Eran Etam, employed by the Company's subsidiary (such as manager's insurance and Education Fund). Consultant shall be entitled to such fee only following the closing of a round of financing equal to, or greater than $500,000 by the Company. There shall not be any fees accrued prior to this date.
3.1.2Benefits. Company shall reimburse Consultant's medical and dental insurance, cellphone expenses, and costs relating to immigration to the US.
3.1.3Vacation. Consultant shall be entitled to an annual vacation of twenty (20) working days per year. A "working day" shall mean Monday to Friday inclusive. Up to one year's equivalent of vacation days may be accumulated and may, at the Consultant's option, upon thirty (30) days written notice to the Company, be converted into cash payments in an amount equal to the proportionate part of the Consulting Fee for such days to the extent provided by law.
4.Expenses. The Consultant shall be entitled to reimbursement by the Company, in accordance with the Company's policies then applicable to employees. Notwithstanding the foregoing, the Consultant shall be entitled to a monthly reimbursement of $1,600 for apartment rent in New York.
5.Confidentiality
5.1Proprietary Information. The Consultant recognizes and acknowledges that the designs, inventions, improvements, business information, customer lists, business strategy, financial information, trade secrets, formulae, algorithms, software systems (including specifications, programs and documentation), the methods and data, and the developments, and works of authorship, which the Company or any of its subsidiaries uses, owns, plans or develops (whether for its own use or for use by its clients or customers), and to which the Consultant shall have access to, receive, and learn during his service with the Company, are confidential and are the property of the Company. All of these materials and information and all Intellectual Property will be referred to herein as "Proprietary Information."
5.2Non-Disclosure. The Consultant agrees that, except as directed by the Company, and in the ordinary course of the business of the Company or its subsidiaries, the Consultant will not during or after the Consultant's service with the Company disclose to any third party (person or entity) or use, directly or indirectly for Consultant's own benefit or the benefit of others, any Proprietary Information, or permit any third party to examine or make copies of any documents which may contain or be derived from Proprietary Information.
5.3Confidential Information of Others. The Consultant agrees not to use, disclose to the Company, or induce the Company to use, during his service with the Company, any confidential information or documents belonging to others.
5.4This obligation shall be binding on all affiliates or successors of the Consultant and shall continue for a period of three (3) years from the date that the Proprietary Information is provided to the Consultant, regardless of whether this Agreement has been terminated.

6.Intellectual Property Rights
6.1For purposes of this Agreement, "Intellectual Property" means the following items of intangible and tangible property:
(i)Patents, whether in the form of utility patents or design patents and all pending applications for such patents;
(ii)Trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same;
(iii)Copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same;
(iv)Invention disclosures, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses;
(v)Computer programs and related flow-charts, programmer notes, updates and data, whether in object or source code form; and
(vi)any idea, concept, improvement, invention, technique, process, method, product, device, system, etc., conceived or first reduced to practice during Consultant's service with the Company, and which was the result of the consultant's services to the company.
6.2The Consultant hereby agrees to assign to the Company all right, title, and interest to Intellectual Property, originated, conceived, written or made by the Consultant during the term of his service with the Company, which is developed by the Consultant in the course of the performance of his services for the Company or in any way connected to the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its subsidiaries.
6.3In furtherance of the foregoing Sections 6.1 and 6.2, the Consultant agrees that all fruits of the Consultant's work in connection with the business of the Company or its subsidiaries, including all Intellectual Property, which are invented or developed by the Consultant as a result of providing services under this agreement during the term of his service with the Company shall be wholly- owned by the Company, and the Company shall be entitled to deal therewith as it desires and register the Intellectual Property in its name or in the name of its subsidiaries.
6.4Upon request, the Consultant will execute any instrument required to vest in the Company or its subsidiaries complete title and ownership to any Intellectual Property. The Consultant will, at the request of the Company, execute any necessary instrument to obtain legal protection in Israel and foreign countries for any Intellectual Property and for the purposes of vesting title thereto in the Company or its subsidiaries, all at the Company's expense and without any additional compensation of any kind to the Consultant. The Consultant agrees to appoint the Company or the Company's designee as his attorney in his name and on his behalf to execute all documents and do all things required in order to give full affect to the provisions of this Section.
7.Competitive Activity
7.1Non-Competition. For a period of twelve (12) months from and after the termination of this Agreement, the Consultant will not directly compete with the products or services of the Company, or act as a consultant to or employee of, venture, entity or other business which directly competes with the products or services of the Company.

7.2No Solicitation. For a period of twelve (12) months from and after the termination of this Agreement, neither the Consultant nor any affiliate of his shall, directly or indirectly, (i) retain, or employ (either for himself or as agent for another) or induce persuade or encourage any person to leave the Company's employ who, prior to the date hereof was, or during the term of this Agreement will be, employed or retained by the Company as a consultant, independent contractor, reporter, agent, employee or otherwise or (ii) divert or attempt to divert from the Company any business whatsoever by influencing or attempting to influence any client or supplier of the Company.
7.3No Breach of Previous Obligations; Disclosure Obligation. The Consultant represents that his service with the Company will not, to his knowledge, require him to violate or breach any obligation to or agreement or confidence with any previous or current employer or third party. The Consultant further represents that no legal impediment exists to his entry into this Agreement and the performance by him of the Services. The Consultant shall disclose the existence of this Agreement to any previous or current employer or third party in connection with any transaction between the Company and such previous or current employer or third party, to the extent required by applicable law.
8.Specific Performance. The Consultant acknowledges and agrees that any breach of Sections 5, 6 or 7 of this Agreement is likely to result in irreparable injury to the Company, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that the Company may have, the Company shall be entitled to enforce the specific performance of such Sections. The parties acknowledge that the time, scope and other provisions of Section 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of Section 7 shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance thereof, and such balance shall remain in full force and effect.
9.Miscellaneous.
9.1Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.
The initial addresses of the parties for purposes of this Agreement shall be as follows:
The Company:
Kaltura, Inc.
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Attention: General Counsel
The Consultant:
Ron Yekutiel
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9.2No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.3Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law rules.

9.4Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
9.5Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.
9.6Assignment. The Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company or any corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, his beneficiaries or legal representatives.
9.7Survival. The provisions of Sections 5 through 8 of this Agreement shall survive the rescission or termination, for any reason, of this Agreement.
9.8Interpretation. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
9.9Indemnification. The Company will indemnify the Consultant for any liabilities resulting from the Services provided by Consultant to the Company hereunder, except for any liability resulting from the breach of sections 5,6,7 by the Consultant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Consultant has executed this Agreement as of the day and year first above written.

THE COMPANY: KALTURA, INC.

By:	/s/ Michal Tsur
Name: Michal Tsur
Title: President

THE CONSULTANT: Ron Yekutiel

By:	/s/ Ron Yekutiel
Name: Ron Yekutiel